Exhibit 1A-11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this offering statement on Form 1-A (the “Offering Statement”) of Worksport Ltd. of our report dated March 27, 2025, which includes an explanatory paragraph relating to the ability of Worksport Ltd. to continue as a going concern, with respect to our audit of the consolidated financial statements of Worksport Ltd. as of and for the years ended December 31, 2024 and 2023. We also consent to the reference to our firm under the heading “Experts” in the offering circular that is part of the Offering Statement.

/s/ Lumsden & McCormick, LLP
Lumsden & McCormick, LLP

Buffalo, New York
April 18, 2025